Exhibit 10.1

AMENDMENT NO. 2 TO TESTING AND SERVICES AGREEMENT

THIS AMENDMENT NO. 2 TO TESTING AND SERVICES AGREEMENT (this “Amendment”) is made and entered into as of this 1st day of March, and effective March 11, 2017 or any other date mutually agreed by the Parties (the “Amendment Effective Date”) by and between Quest Diagnostics Incorporated, a Delaware corporation (“Quest Diagnostics”) on the one hand, and Vermillion, Inc., a Delaware corporation and ASPiRA Labs, a Delaware corporation and wholly owned subsidiary of Vermillion, Inc. (collectively “Vermillion”) on the other hand, with respect to that certain Testing and Services Agreement dated as of March 11, 2015, and that certain Amendment No. 1 to Testing and Services Agreement dated as of April 10, 2015  (together, the “TSA”).  Capitalized terms used and not otherwise deﬁned herein are used with the meanings attributed to them in the TSA.  All references to section numbers refer to section numbers in the TSA.

WITNESSETH:

NOW THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree the TSA is hereby amended as follows:

1.	Section 5.3 of the TSA is hereby deleted in its entirety and the following new Section 5.3 is substituted in its place:

5.3This agreement shall terminate in three years from the Effective Date and shall renew for an additional one-year period thereafter by the written agreement of the Parties at least 60 days prior to such renewal date.

2.	Section 8.3 is hereby replaced with the following new Section 8.3, effective as of the Amendment Effective Date:

8.3Vermillion shall maintain or cause to be maintained a true and correct set of records pertaining to the performance of all OVA1 Tests under this Agreement. Vermillion shall provide designated Quest contacts a report within 10 business days of the end of each month of Business Unit (BU) volume for the preceding month listing:

a.Number of specimens received through Quest services;

b.List of Quest RBUs or JVs who are the sending sites;

c.Total amount to remit to Quest for payment of services; and

d.One check to cover all amounts owed to Quest for all specimens delivered to ASPiRA Labs under the TSA.

The Parties will work together to establish the format and fields for such report.

3.	The following new Section 8.9 is inserted into the TSA, effective as of the Amendment Effective Date:

8.9During the term of this Agreement and for a period of three (3) years thereafter, no more than one time per calendar year, Vermillion agrees to permit an accountant selected and paid by Quest and reasonably acceptable to Vermillion to have access during ordinary business hours to such records as are maintained by Vermillion as may be necessary, in the opinion of such accountant, to determine the correctness of any report and/or payment made under this Agreement. In the event that the audit reveals an underpayment of royalty by more than five percent (5%), the cost of the audit shall be paid by Vermillion. If the underpayment is less than five percent (5%), Quest shall pay the cost of the independent audit.  In the event the audit reveals an overpayment by Vermillion, Quest will reimburse Vermillion accordingly. Such accountant shall maintain in confidence, and shall not disclose to Quest, any information concerning Vermillion or its operations or properties other than information directly relating to the correctness of such reports and payments.

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IN WITNESS WHEREOF, the parties intending to be legally bound, have set their hands the date and year first above written.

QUEST DIAGNOSTICS INCORPORATED		VERMlLLION, INC.
By:	/s/ Kristie Dolon	By:	/s/ Valerie Palmieri
Print Name:	Kristie Dolon	Print Name:	Valerie Palmieri
Title:	GM WH	Title:	CEO & President
Date:	3/7/17	Date:	3/1/17

ASPIRA LABS, INC.
By:	/s/ Valerie Palmieri
Print Name:	Valerie Palmieri
Title:	CEO & President
Date:	3/1/17